Exhibit 99.1

ADT Appoints Suzanne Yoon to the Company’s Board of Directors

August 21, 2024

BOCA RATON, Fla., Aug. 21, 2024 (GLOBE NEWSWIRE) -- ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today announced the appointment of Suzanne Yoon to the Company’s Board of Directors as an additional independent director.

“We are pleased to welcome Suzanne to our board of directors,” said ADT Chairman, President and CEO, Jim DeVries. “She brings a wealth of experience, financial expertise and a deep understanding of value creation. Suzanne has a strong commitment to innovation and operational excellence, making her the perfect addition to our board.”

Yoon is the founder and managing partner of Kinzie Capital Partners, a Chicago-based private equity firm. In 2017, she launched Kinzie and currently serves as the Chair of its Investment and Management Committees. Prior to founding Kinzie, Yoon held senior roles at Versa Capital Management, CIT Group and LaSalle Bank/ABN AMRO. She is a current member and former Chair of the National Philanthropic Trust Board of Trustees, the largest independent donor advised fund manager in the world with approximately $40 billion under management and is a member of the first-ever Women’s Advisory Board for the Chicago Bears.

About ADT Inc.

ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest network of smart home security professionals in the U.S., we empower people to protect and connect to what matters most.

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Source: ADT Inc.